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Exhibit 23 - Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements No.33-6910 on Form S-3 filed July 7, 1986 (as amended by Amendment No. 1 filed December 19, 1986, Amendment No. 2 filed January 7, 1987, Amendment No. 3 filed December 23, 1987, and Amendment No. 4 filed August 9, 1989), No. 33-30300 on Form S-3 filed August 2, 1989, No. 33-40327 on Form S-3 filed May 2, 1991, and No. 33-64474 on Form S-3 filed June 17, 1993 , and No.35-65053 on Form S-3 filed January 5, 1996 of GATX Capital Corporation of our report dated January 28, 1997, with respect to the consolidated financial statements of GATX Capital Corporation incorporated by reference in this Annual Report on Form 10-K for the year ended December 31, 1996.

                              ERNST & YOUNG LLP
                              San Francisco, California
                              March 27, 1997






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